Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-3 of our report dated September 9, 2025, with respect to the consolidated financial statements of Aeluma, Inc. and Subsidiary for the years ended June 30, 2025 and 2024 and to the reference of our Firm under the caption “Experts” in the Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

February 4, 2026

15821 Ventura Boulevard, Suite 490, Encino, California 91436 Phone: (818) 461-0600 ● Fax: (818) 461-0610	Member of Russell Bedford International – a global network of independent professional services firms